Exhibit 99.2

C.H. Robinson Worldwide, Inc.

8100 Mitchell Road, Suite 1600

Eden Prairie, MN 55344

Chad Lindbloom, vice president and chief financial officer (952)937-7779

FOR IMMEDIATE RELEASE

C.H. ROBINSON ACQUIRES PRODUCE SOURCING & MARKETING COMPANIES

MINNEAPOLIS, February 14, 2005-- C.H. Robinson Worldwide, Inc. ("C.H. Robinson") (Nasdaq: CHRW) announced today that it has acquired the operations and certain assets of three produce sourcing and marketing companies, FoodSource, Inc. and FoodSource Procurement, LLC ("FoodSource entities") and Epic Roots, Inc. ("Epic Roots"). The three companies combined had gross revenues of approximately $270 million in 2004.

The FoodSource entities, based in Monterey, California, provide a variety of produce sourcing and distribution services including produce procurement, contract management, private label brand management, new item development, merchandising, packaging and transportation of produce. The FoodSource entities have approximately 260 customers, including large retail grocery chains, retail grocery wholesalers, mid-range supermarkets, specialty food chains and foodservice distributors. Terms of the acquisition were not disclosed.

The FoodSource entities were established in1998 by Tom Minnich and Ray Griffin. Minnich, 46, served as the chairman and chief executive officer of the FoodSource entities and will continue with C.H Robinson. The FoodSource entities have 52 employees, all of whom are expected to be offered employment with C.H. Robinson.

Epic Roots was established in 1997 by Todd Koons. Based in Monterey, California, Epic Roots provides produce sales and product development services and is a key partner of FoodSource. Koons, 45, will continue with C.H. Robinson following the acquisition. Terms of the acquisition were not disclosed.

"FoodSource and Epic Roots will be a great fit for our expansion plans," said Jim Lemke, C.H. Robinson vice president of produce. "They bring management depth, skilled employees, operational excellence, and supply chain management knowledge, with a proven track record of strong growth. We're excited about the potential and the opportunities that FoodSource and Epic Roots will bring to Robinson."

Minnich added, "We have experienced solid growth by investing in great people and by providing unmatched levels of service to our clients. To continue this level of growth, we need to leverage our core competencies with information and technology resources that, at our current size, we would be hard-pressed to acquire. We're pleased to be joining Robinson and believe this is a great match of complementary resources and market segments."

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C.H. Robinson Worldwide

February 14, 2005

Founded in 1905, C.H. Robinson Worldwide, Inc., has gross revenues of approximately $4.3 billion and is a global provider of multimodal transportation services, logistics solutions and fresh produce sourcing, operating through a network of 176 offices in North America, South America, Europe and Asia. C.H. Robinson is one of the largest third-party logistics companies based in North America and works with more than 35,000 motor carriers worldwide. The company is one of the largest third-party providers of intermodal services in the United States. C.H. Robinson Worldwide, Inc., headquarters is in Eden Prairie, Minn. For more information about C.H. Robinson Worldwide, visit www.chrobinson.com.

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to such factors as market demand and pressures on the pricing for our services; competition and growth rates within the third-party logistics industry; freight levels and availability of truck capacity or alternative means of transporting freight, and changes in relationships with existing truck, rail, ocean and air carriers; changes in our customer base due to possible consolidation among our customers; the impact of new Hours of Service regulations adopted by the United States Department of Transportation Federal Motor Carrier Safety Administration; our ability to integrate the operations of acquired companies with our historic operations successfully; risks associated with litigation and insurance coverage; risks associated with operations outside of the U.S.; changing economic conditions such as general economic slowdown, decreased consumer confidence, fuel shortages and the impact of war on the economy; and other risk and uncertainties detailed under "Cautionary Statement" in Exhibit 99.1 to C.H. Robinson's Annual Report on Form 10-K filed on March 15, 2004.

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